UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                          Commission File Number   333-87146-01

                  American General Mortgage Loan Trust 2003-1,
       Mortgage Loan Asset-Backed Pass-Through Certificates Series 2003-1
             (Exact name of registrant as specified in its charter)


            601 NW Second Street, Evansville, IN 47708 812-424-8031 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


       Mortgage Loan Asset-Backed Pass-Through Certificates Series 2003-1
             (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: 23

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned hereunto duly authorized.


                          By: /s/ Rick Tarnas
                              ------------------------------
                          Name:   Rick Tarnas
                                  Authorized Officer
                                  JPMorgan Chase Bank, successor-in-interest
                                  to Bank One, N.A. as Trust Administrator

                          Date:   April 19, 2004